Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                      Contact: Paul Knopick

                                                                                                                                     888-795-6336

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ITRONICS REPORTS 2012 REVENUES AND OUTLOOK FOR 2013

-- Sales Growth to be Re-established in 2013 --

RENO, Nevada, January 3, 2013 -- Itronics Inc. (OTC:ITRO) reported today its 2012 sales of $2.29 million decreased by 19.6 percent from 2011 sales of $2.84 million. Fourth quarter sales were up 14 percent, but the increase was insufficient to overcome the sales decline that was experienced earlier in the year. The Company’s outlook for 2013 is that sales will return to higher levels and sales growth will be re-established.

Itronics is a cleantech specialty liquid fertilizer Company which produces silver bullion and that owns a 6,000 acre Iron Oxide Copper Gold (IOCG) mineral property (the Auric Fulstone Project) in the prolific Yerington Copper Mining District in northwestern Nevada. The Company’s goal is to achieve profitable large scale clean technology driven sustainable growth in specialty fertilizers, silver and specialty minerals.

2012 Accomplishments

During 2012 Itronics continued to focus on strengthening its business foundation. Following are major accomplishments during the year:

1. The Company’s fertilizer distributor continued to expand its GOLD’n GRO customer base which is expected to produce increased sales in 2013 and future years. Sales into Hawaii and Idaho are expected to begin in 2013 and planning is underway to develop sales in other regions. Development work is also underway to introduce new applications for GOLD’n GRO fertilizers in the important California market. The effectiveness and economic viability of some of these applications was demonstrated in field trials in 2012.

Itronics’ fertilizer manufacturing operations continued to become more efficient in 2012. All orders received during the spring planting rush were delivered timely. In 2012 our distributor worked with us to implement an "Early Order Program" which made it possible to strategically position pre-season, GOLD’n GRO fertilizer inventories at key retail branches to help reduce the seasonal impact on manufacturing that typically occurs when the planting season begins. This successful program is being continued in 2013.

2. Operation of the first phase of the Stage 1 silver refinery expansion was continued and testing of different types of feed materials was completed. A 50 percent refining cost savings results from use of the silver-bearing residues from the process and refining capacity is doubled.

Increased leaching capacity is required to expand the use of the new process to handle the full production of silver-bearing solids from photoliquids processing. Design of a larger leach reactor will be completed in 2013 and is expected to be acquired and installed.

Work to convert the iron-bearing leach liquid produced by the Itromet FeLix process into a base liquid that can be used in certain GOLD’n GRO fertilizers was completed in 2012. Successful use of the iron rich leach liquid in the GOLD’n GRO fertilizers is a major achievement for the Company. Being able to do this improves

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1-3-13 Itronics Inc. Press Release, "Reports 2012 Revenues and Outlook for 2013…"

utilization of internally generated raw materials while expanding silver refining capacity and improving the economics of current operations.

3. During the year the state of Nevada classified our photo liquid processing and fertilizer manufacturing facility as a Nitrogenous Fertilizer manufacturing operation. This new facility classification included recognition that the spent silver-bearing photoliquids being received and processed for use in the GOLD’n GRO fertilizers are "raw materials" and not "hazardous waste," all as defined under the U.S. Environmental Protection Agency Resource Conservation and Recovery Act (RCRA) regulations. Itronics is the only photo-liquid processing company in the United States with this permitting status. This is a major milestone for the Company because our recycling/fertilizer manufacturing facility is now the environmentally preferred option for the disposal of spent silver bearing photoliquids throughout the country.

4. The Company’s Auric Fulstone Iron Oxide Copper Gold (IOCG) Project now owns 303 lode mining claims encompassing 6,060 acres, approximately 9.5 square miles. During the year interpretive work was continued to improve the geologic understanding for the project area. This work will be continued in 2013, subject to funds availability. During the year an investor group expressed interest in funding development of the project and discussions to lead to an investment were initiated in the fourth quarter.

Some of the largest polymetallic copper gold deposits in the world are classified as IOCG deposits. These deposits often contain a variety of extractable metals and minerals including specialty minerals, uranium, and rare earths. The copper deposits in the Yerington Copper District typically contain iron, copper, gold, silver, molybdenum, and sulfur. Uranium occurs in at least one of the deposits in the district and specialty minerals have been identified at the Fulstone Project.

The Yerington Copper District is globally attractive, because it is mineral rich and is in a "politically safe" location with much infrastructure including rail service in place. A skilled work force is readily available. Nevada is one of the most mining friendly states in the United States and in the world. Itronics’ 6,000 acre Auric Fulstone Project gives it a strategic mineral land asset in this globally important copper district.

2013 Outlook

As demonstrated again in 2012, the weather, which no one can accurately forecast with complete certainty, had a significant negative effect on our fertilizer sales. Our current outlook, assuming weather in 2013 and related agricultural cropping patterns in our California markets will be more normal than 2012, is that sales should increase. Late fall and early winter rain and snow is improving the California fertilizer sales outlook for 2013.

The Stage 1 silver refinery expansion is progressing and is expected to increase silver refining capacity sufficient to support a significant increase in "internally produced" silver output.

Receipts of silver-bearing photographic liquids continue to be more than sufficient to meet the requirements for on-going and expanded GOLD’n GRO fertilizer sales and are expected to continue to be more than adequate. The switch to digital image capture and transfer in the photography segment has stabilized with continuing silver halide technology use for photo print production and for production of X-rays for medical archiving purposes. This on-going use of silver halide technology is expected to continue.

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1-3-13 Itronics Inc. Press Release, "Reports 2012 Revenues and Outlook for 2013…"

2012 Sales Results

Unaudited Revenues for the fourth quarter, and full year ended December 31, 2012 together with comparative figures for 2011 are presented below:

ITRONICS INC.
	For the Quarter		For the 12 Months
	Ended December 31		Ended December 31
REVENUE	2012	2011	2012	2011
Fertilizer	$ 240,348	$ 238,088	$ 1,567,240	$ 2,107,567
Silver	$ 139,364	$ 90,684	$ 503,899	$ 634,723
Photo Services	$ 19,765	$ 21,077	$ 70,161	$ 77,347
Mining Technical Services	$ 25,568	$ 23,105	$ 146,734	$ 24,409
Total Revenues	$ 425,045	$ 372,954	$ 2,288,034	$ 2,844,046

Dr. John Whitney, Itronics President said, "While 2012 presented many challenges, the Company ended the year on a positive note, and expects further progress in 2013. In 2012 we continued operating the new Stage 1 refining process, and we made progress in developing our understanding of the geology for the Fulstone Project. Both of these projects are expanding the Company’s foundation for solid future growth in operations and mineral assets."

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company, and is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts used photoliquids into pure silver and GOLD’n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com. which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

The Company’s environmentally friendly "green" GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itromet.com ..

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)